Exhibit 99.1

DYNAMIC HEALTH PRODUCTS, INC.

Dynamic Health Reports Third Quarter Results

Expands Marketing and Distribution Network for Product Base

through

Strategic Acquisitions

Largo, FL – February 16, 2005 – Dynamic Health Products, Inc. (OTC Bulletin Board: DYHP) today announced results for the third fiscal quarter ended December 31, 2004.

Consolidated net revenues for the third quarter increased more than 1000% to $6.9 million compared to $507,430 for the corresponding quarter in 2003. For the nine months ended December 31, 2004, consolidated net revenues increased more than 500% to $7.6 million compared to $1.1 million for the corresponding period in 2003. These increases were primarily due to the acquisition of Bob O’Leary Health Food Distributor Co., Inc. (“BOSS”), on October 1, 2004.

Chief executive officer, Mandeep Taneja stated, “We are using strategic acquisitions to expand the marketing and distribution network for our growing base of sports nutrition products, dietary supplements and health and beauty care products.”

The company announced that it has signed another agreement for the acquisition of certain assets of a West Coast distributor within the sports nutrition, dietary supplement and health product industry.

In December 2004, Dynamic entered into a letter of intent for the potential purchase of the stock of another major sport nutrition product distributor for cash and stock consideration. Unaudited revenues for this potential acquisition for 2003 were approximately $16 million.

In November 2004, the company entered into a letter of intent for the potential purchase of certain assets of a major nutritional product manufacturer, marketer and distributor for $65 million in cash. Unaudited revenues for this potential acquisition for 2003 were approximately $89 million.

“Our efforts to consolidate the industry are succeeding,” added Mr. Taneja. “We intend to leverage the economies of scale afforded by these acquisitions to drive future growth. We are working toward completing these acquisitions.”

Net income for the third quarter was $61,777, or $0 per basic share compared to a net loss of $159,333, or $0.01 for third quarter 2003. Nine-month net income was $674,841 or $0.05 per basic share compared to a net loss of $269,921, or $0.02 per basic share for the prior year’s period.

Included in net income for the three and nine-month periods ended December 31, 2004 were several other significant non-operating expenses, which increased substantially over the prior year’s periods, due to the acquisition of BOSS. These increases were expected and in line with the overall expansion of the business. Depreciation and amortization increased to $45,479 from $21,500 for the quarter and rose to $91,089 from $66,375 for the nine-month period. Interest expense grew to $402,832 from $42,904 for the quarter and expanded to $438,617 from $74,786 for the nine months. Amortization of debt discount to interest expense was $292,376 for the quarter and $295,554 for the nine months, up from $0 in both periods for the prior year. Consulting expense associated with warrants and options issued was $128,712 for the quarter and $200,939 for the nine months, up from $0 in both periods for the prior year.

“Our strategy is delivering results and enhancing shareholder value,” concluded Mr. Taneja. “We have significantly expanded our market reach and increased our sales volume. We are well positioned to compete in our industry and look forward to the coming year.”

Dynamic Health Products, Inc. is a rapidly growing distributor in the sports nutrition product industry and is engaged in developing, wholesaling and distributing a wide variety of non-prescription drugs, dietary supplements, vitamins, health food and nutritional products, soft goods and other related products.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

Contact Information:

Cani Shuman
Chief Financial Officer
Tel: 727-329-1845

Financial Table Follows

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2004	2003	2004
Total revenues	$507,430	$6,868,190	$1,118,835	$7,577,387

Total cost of goods sold	$277,583	$6,009,073	$548,161	$6,433,603

Total gross profit	$229,847	$859,117	$570,674	$1,143,784

Operating expenses:
Depreciation and amortization	21,500	45,479	66,375	91,089
Selling, general and administrative expenses	400,216	1,106,704	870,592	1,868,531

Operating loss before other income and expense	$(191,869)	$(293,066)	$(366,293)	$(815,836)

Total other income (expense), net	$89,460	$245,447	$111,169	$1,652,484

Income (loss) before income taxes	$(102,409)	$(47,619)	$(255,124)	$836,648
Income tax benefit (expense)	(56,924)	109,396	(14,797)	(161,807)

Net income (loss)	$(159,333)	$61,777	$(269,921)	$674,841
Preferred stock dividends	—	—	—	—

Net income (loss) available to common shareholders	$(159,333)	$61,777	$(269,921)	$674,841

Basic income (loss) per share	$(.01)	$—	$(.02)	$.05

Basic weighted average number of common shares outstanding	12,331,500	12,899,294	12,331,500	12,816,472

Diluted income (loss) per share	$(.01)	$—	$(.02)	$.04

Diluted weighted average number of common shares outstanding	12,331,500	14,891,704	12,331,500	16,906,473